UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 21, 2010 (December 16, 2010)
Prospect Capital Corporation
(Exact name of registrant as specified in its charter)

MARYLAND	814-00659	43-2048643
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
10 East 40th Street, 44th Floor, New York, New York 10016
(Address of principal executive offices, including zip code)
(212) 448-0702
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Purchase Agreement
On December 16, 2010, Prospect Capital Corporation (“Prospect”, “Company”, “we” or “our”) entered into a Purchase Agreement (the “Purchase Agreement”) with Barclays Capital Inc., as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), with respect to our issuance and sale of $150 million in aggregate principal amount of 6.25% Convertible Senior Notes due 2015 (the “Notes”). The Purchase Agreement includes customary representations, warranties and covenants. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.
Indenture
On December 21, 2010, the Company issued the Notes under an indenture, dated as of December 21, 2010 (the “Indenture”), between the Company and American Stock Transfer & Trust Company, as trustee (the “Trustee”).
The Notes will mature on December 15, 2015, unless previously converted in accordance with their terms. The Notes will be general unsecured obligations of Prospect, will rank equally in right of payment with Prospect’s existing and future senior unsecured debt, and will rank senior in right of payment to any potential subordinated debt, should any be issued in the future. The net proceeds from the offering of the Notes were approximately $145.2 million.
The interest rate on the Notes is 6.25% per year, payable semiannually in arrears on June 15 and December 15 of each year, commencing June 15, 2011. As described in the Indenture, holders may convert their Notes at any time on or prior to the close of business on the business day immediately preceding the maturity date at an initial conversion rate of 88.0902 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $11.35 per share). The conversion rate will be subject to adjustment in certain events.
As described in the Indenture, in no event will the total number of shares of common stock issuable upon conversion exceed 96.8992 per $1,000 principal amount of the Notes (the “conversion rate cap”), except that, to the extent we receive written guidance or a no-action letter from the staff of the Securities and Exchange Commission (the “Guidance”) permitting us to adjust the conversion rate in certain instances without regard to the conversion rate cap and to make the Notes convertible into certain reference property in accordance with certain reclassifications, business combinations, asset sales and corporate events of the Company without regard to the conversion rate cap, we will make such adjustments without regard to the conversion rate cap and will also, to the extent that we make any such adjustment without regard to the conversion rate cap pursuant to the Guidance, adjust the conversion rate cap accordingly. We will use our commercially reasonable efforts to obtain such Guidance as promptly as practicable.
Prior to obtaining the Guidance, we will not engage in certain transactions that would result in an adjustment to the conversion rate increasing the conversion rate beyond what it would have been in the absence of such transaction unless we have engaged in a reverse stock split or share combination transaction such that in our reasonable best estimation, the conversion rate following the adjustment for such transaction will not be any closer to the conversion rate cap than it would have been in the absence of such transaction.
Upon conversion, unless a holder converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder will receive a separate cash payment with respect to the Notes surrendered for conversion representing accrued and unpaid interest to, but not including the conversion date. Any such payment will be made on the settlement date applicable to the relevant conversion on the Notes.
Notwithstanding the foregoing, no holder of Notes will be entitled to receive shares of our common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of more than 5.0% of the shares of our common stock outstanding at such time (the “Limitation”). Any purported delivery of shares of our common stock upon conversion of Notes shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than the Limitation. If any delivery of shares of our common stock owed to a holder upon conversion of Notes is not made, in whole or in part, as a result of the Limitation, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after any such converting holder gives notice to us that such delivery would not result in it being the beneficial owner of more than 5.0% of the shares of common stock outstanding at such time. The Limitation shall no longer apply following the effective date of any “fundamental change” (as defined in the Indenture).
Subject to certain exceptions, holders may require the Company to repurchase, for cash, all or part of their Notes upon a “fundamental change” (as defined in the Indenture) at a price equal to 100% of the principal amount of the Notes being repurchased plus any accrued and unpaid interest up to, but excluding, the “fundamental change repurchase date” (as defined in the Indenture). In addition, upon a fundamental change that constitutes a “non-stock change of control” (as defined in the Indenture), we will also pay holders an amount in cash equal to the present value of all remaining interest payments (without duplication of the foregoing amounts) on such Notes through and including the maturity date.
The Indenture contains certain events of default, the occurrence of which may lead to the Notes being due and payable immediately. The events of default contained in the Indenture include, without limitation, the following: failure by the Company to pay any interest on the Notes when due and such failure continues for a period of 30 calendar days; failure by the Company to pay principal of the Notes when due at the maturity date, or failure by the Company to pay the repurchase price payable, in respect of any Notes when due; failure by the Company to deliver shares of common stock upon the conversion of any Notes and such failure continues for five calendar days following the scheduled settlement date for such conversion; failure by the Company to issue a “fundamental change company notice” (as defined in the Indenture) on a timely basis in accordance with the Indenture; a failure to pay principal when due (whether at stated maturity or otherwise) or an uncured default that results in the acceleration of maturity, of any indebtedness for borrowed money of the Company or any of its “significant subsidiaries” (as defined in the Indenture) in an aggregate amount in excess of $20,000,000 (or its foreign currency equivalent), unless such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure or uncured default is given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding; default in the performance, or breach, of any covenant or warranty of the Company in the Indenture with respect to any Note (other than certain covenants or warranties as described in the Indenture), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the outstanding securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “notice of default” (as defined in the Indenture); and certain events in bankruptcy, insolvency or reorganization of the Company or its “significant subsidiaries” (as defined in the Indenture).
The foregoing summary of the Purchase Agreement and Indenture set forth above is qualified in its entirety by reference to the full text of the Purchase Agreement and Indenture, copies of which are attached to this Current Report on Form 8-K (“Form 8-K”) as Exhibits 10.1 and 4.1, respectively, and incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Form 8-K is incorporated herein by reference.
Item 3.02. Unregistered Sales of Equity Securities.
The information set forth under Item 1.01 of this Form 8-K is incorporated herein by reference.
The Company offered and sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), for resale by the Initial Purchasers to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement.

The Notes and the underlying common stock issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
4.1	Indenture dated as of December 21, 2010, by and between Prospect Capital Corporation and American Stock Transfer & Trust Company, as Trustee

4.2	Form of Global Note 6.25% Convertible Senior Note Due 2015 (included as part of Exhibit 4.1)

10.1	Purchase Agreement dated December 16, 2010, by and between Prospect Capital Corporation, and Barclays Capital Inc., as representative of the Initial Purchasers

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Prospect Capital Corporation

By: Name:	/s/ M. Grier Eliasek M. Grier Eliasek
Title:	Chief Operating Officer
Date: December 21, 2010

Index to Exhibits

Exhibit
Number	Description
4.1	Indenture dated as of December 21, 2010, by and between Prospect Capital Corporation and American Stock Transfer & Trust Company, as Trustee

4.2	Form of Global Note 6.25% Convertible Senior Note Due 2015 (included as part of Exhibit 4.1)

10.1	Purchase Agreement dated December 16, 2010, by and between Prospect Capital Corporation, and Barclays Capital Inc., as representative of the Initial Purchasers